EXHIBIT 99.1

Washington Banking Company Reports Profitable Second Quarter

Earns $2.8 million, or $0.18 per Diluted Share

OAK HARBOR, WA – July 26, 2012 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported earnings in the second quarter of 2012 were $2.8 million, or $0.18 per diluted share, compared to $4.8 million, or $0.31 per diluted share, in the first quarter of 2012, and $4.0 million, or $0.26 per diluted share in the second quarter of 2011. The Company experienced better than anticipated performance in its collection of the covered loan portfolio resulting in an additional $1.1 million FDIC-clawback liability expense. Coupled with a $400,000 Provision for Covered Loan Losses, pre-tax results were impacted by approximately $1.5 million, or $0.07 per share net of tax. In the first half of 2012, Washington Banking’s net income totaled $7.6 million, or $0.49 per diluted share, compared to $7.0 million, or $0.45 per diluted share, which included its last $1.1 million preferred dividend payment in the first half a year ago.

“In addition to the gains we recorded at the time of the two FDIC transactions in 2010, we also benefit from the strong contribution to our margin that these covered loans produce,” said Jack Wagner, President and Chief Executive Officer. “However, since our forecasted losses on this portfolio continue to decline, we recorded an increase to the clawback liability this quarter.”

“The low interest rate environment is fueling the mortgage loan pipeline to higher and higher levels,” said Bryan McDonald, Whidbey Island Bank’s President and CEO. “And our calling activities and high quality staff are showing good results in a very competitive market place. We are generating a consistently strong number of new accounts, and believe we are becoming the primary bank for more and more of our customers. This is providing higher transaction volumes and generating strong quarter-over-quarter gains in electronic banking income.”

Second quarter 2012 Financial Highlights (as of, or for the period ended June 30, 2012)

•        Net interest margin (NIM) compressed 14 basis points to 5.67% from 5.81% in the preceding quarter and grew 28 basis points from 5.39% in the year ago quarter.

•        On a consolidated basis, Total Risk-Based Capital to risk-adjusted assets was 19.90% compared to 19.50% a year ago. The FDIC requires a minimum of 10% Total Risk-Based Capital ratio to be considered well-capitalized.

•        Nonperforming non-covered assets/total assets improved to 1.30%, compared to 1.42% in the preceding quarter and 1.83% a year ago. Classified loans declined to $84.8 million at June 30, 2012, from $97.3 million at March 31, 2012.

•        Tangible book value per common share increased to $10.97, compared to $10.08 a year ago.

•        Low cost demand, money market, savings and NOW accounts totaled $947.5 million and make up 65% of total deposits.

•        Loan loss reserves were 2.16% of non-covered loans, and 2.34% a year ago.

•        The interest income generated from the loan portfolios in the FDIC-assisted acquisitions contributed $9.4 million to second quarter revenues, up from $8.4 million in the second quarter a year ago.

•        Year-to-date return on average assets was 0.92% and return on average common equity was 8.84%, annualized.

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

•        The Seattle Times’ ranked Washington Banking Company as the top financial institution in the region for the third consecutive year in their 21st annual “Best of the Northwest” listing.

Regional and Acquisitions Update

“The benefits of the acquisitions made in 2010 continue to contribute to margin and overall profitability, although expenses associated with the covered loan portfolio were up this quarter,” stated Rick Shields, Chief Financial Officer. “The FDIC indemnification asset declined 10% in the quarter, 39% year-over-year and is down 56% from its peak,” Shields continued. “In addition to the clawback adjustment of $1.1 million recorded in the second quarter of 2012, the FDIC indemnification asset was written down by $3.1 million in the second quarter of 2012, $3.0 million in the first quarter of 2012 and $1.7 million in the second quarter a year ago.”

Additionally, an analysis of actual versus expected cash flows for the acquired loan portfolio resulted in recording a covered loan provision of $398,000. The provision was due to the timing of expected cash flows and was not credit quality driven. “If you sort through all of the unusual charges in the quarter, we calculate that the acquisition-related accounting items reduced pretax earnings by approximately $1.5 million and after-tax net by $0.07 per diluted share,” noted Shields, “and as these loans pay down, both the benefits and expenses will have less impact on the income statement and balance sheet.”

Covered loans, which are loans that are subject to a loss share arrangement with the FDIC as a result of the two assisted transactions, are shown as a separate line item of the balance sheet and are not included in the net loan totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately under generally accepted accounting principles (GAAP). Both the FDIC indemnification asset and the covered loan portfolio will decline over time, as the loans mature, pay off, or are otherwise resolved. The resolution of the acquired loan portfolios continues to progress, with net covered loans down 5% for the quarter, 19% year-over-year and 39% since the peak in the third quarter of 2010.

“As we announced last quarter, we are expanding into the Eastside market with a new branch, which we expect to open during fourth quarter this year,” said McDonald. “In the meantime, we have recruited some very high quality individuals to begin building our presence in this attractive market, and they have already hit the ground running.” The Eastside is home to Microsoft, Paccar, Costco and numerous biotech, medical tech and other high tech companies.

Credit Quality

Nonperforming, non-covered loans (NPLs) declined $5.2 million during the second quarter to $17.2 million and decreased by $10.8 million from the year ago quarter, with residential construction loans accounting for 46% of the nonperforming loan portfolio. The ratio of NPLs/total non-covered loans fell to 2.11% at the end of the second quarter from 2.73% at the end of the first quarter and 3.37% a year ago. Nonperforming, non-covered assets (NPA)/total assets improved to 1.30% compared to 1.42% in the preceding quarter and 1.83% a year ago. Non-covered other real estate owned (OREO) was $4.4 million, up $2.6 million from the preceding quarter and $1.7 million from a year ago. Distribution of nonperforming, non-covered assets is shown in the following table:

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

Non-Covered NPA by Location	Island County	King County	San Juan County	Skagit County	Snohomish County	Whatcom County	Total	Percent of Total Non- Covered NPA by Loan Type
(dollars in 000s)
6/30/2012
Commercial	$ -	$ -	$ 285	$ 727	$ 854	$ 304	$ 2,170	10.06%
Real Estate Mortgages
One-to-Four Family Residential	103	-	-	164	-	794	1,061	4.92%
Commercial	902	456	676	1,103	248	92	3,477	16.11%
Real Estate Construction
One-to-Four Family Residential	1,679	-	-	5,524	-	2,702	9,905	45.90%
Commercial	25	-	-	-	98	-	123	0.56%
Consumer
Direct	199	-	-	230	-	-	429	1.99%
Other Real Estate Owned	1,088	933	-	1,649	475	269	4,414	20.46%
Total	$ 3,996	$1,389	$ 961	$ 9,397	$ 1,675	$ 4,161	$21,579	100.00%

Percent of Total Non-Covered NPA by Location	18.52%	6.44%	4.45%	43.55%	7.76%	19.28%	100.00%

“We increased the provision for loan losses to $2.4 million in the second quarter, up from $2.0 million the first quarter of 2012 and down from $3.0 million in the second quarter a year ago,” said Shields. The allowance for loan losses was $17.6 million, or 2.16% of non-covered loans. Total net charge-offs in the second quarter were $2.8 million, or 1.37% of average total loans on an annualized basis, compared to $2.0 million, or 1.01% of average loans in the preceding quarter and $2.8 million, or 1.37% of average loans, in the second quarter a year ago.

Balance Sheet

Total assets were $1.66 billion at June 30, 2012, down from $1.70 billion in the preceding quarter and $1.68 billion a year ago. Total non-covered loans were $814.8 million compared to $818.7 million at March 31, 2012, and $830.0 million at June 30, 2011. “Commercial and commercial real estate loans, as well as the commercial loan pipeline all continued to grow during the quarter and are up at an annualized pace of 10%, 6% and 26%, respectively, versus year end 2011 levels,” said McDonald. “The overall decrease in the total balance of non-covered loans was from the sharp decline in construction loan balances, which also contributed to improving credit quality with a 13% decline in classified assets.”

The non-covered loan portfolio is well diversified with commercial and industrial loans making up 19% and residential mortgages accounting for 5% of the portfolio. Owner-occupied commercial real estate loans represent approximately 25% of the portfolio and non-owner occupied commercial real estate loans account for approximately 22% of loans. Indirect consumer loans account for 10% of the portfolio and other consumer loans account for 9%. Construction and land development loans for residential properties represent 6% and commercial construction and land development loans represent 4% of the portfolio.

Net covered loans totaled $241.7 million and covered OREO totaled $23.0 million at June 30, 2012, compared to $255.0 million and $26.0 million, respectively, three months earlier, as resolution of the covered portfolio continues to progress.

The mix of total deposits continued to improve while the level of total deposits was relatively stable at $1.45 billion at June 30, 2012. Noninterest-bearing demand deposits decreased 3% in the quarter and increased 19% year-over-year, representing 16% of total deposits. Year-over-year, money market accounts were down 16% at $297.3 million, comprising 21% of total deposits; time deposits declined 18% to $502.4 million and accounted for 35% of total deposits. Core deposits, excluding time deposits over $100,000, represented 85% of all deposits.

Shareholders’ equity increased 1% in the quarter and 9% year-over-year, due to the strong earnings generated during the past twelve months. Tangible shareholder equity totaled $169.5 million, or $10.97 per share at June 30, 2012, compared to $10.08 a year ago.

Operating Results

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

In the second quarter of 2012, net interest income, before the provision for loan losses, decreased 2% to $20.9 million from the linked quarter of $21.3 million but grew 7% from $19.5 million a year ago. Year-to-date, net interest income increased 9% to $42.2 million from $38.8 million in the first six months of 2011.

Net interest income after the provision for loan losses was $18.1 million in the second quarter compared to $19.3 million in the first quarter and $16.8 million in the second quarter a year ago. Year-to-date net interest income after provision for loan losses was $37.4 million, up 13% from $33.1 million in the first half of 2011.

Noninterest income was impacted in the second quarter by the accounting for the FDIC assisted acquisitions, with total noninterest income down 24% in the quarter and 62% year-over-year. Total second quarter noninterest income was $988,000 compared to $1.3 million in the previous quarter and $2.6 million a year ago. Collections on the covered asset portfolio generated $556,000 in gains on disposition of those assets, which was more than offset by a $3.1 million change in the FDIC indemnification asset in the second quarter of 2012. In the preceding quarter, noninterest income was augmented by $629,000 in the gain on disposition of covered assets and offset by $3.0 million related to the change in the FDIC indemnification asset. In addition, gain on sale of loans contributed $776,000 to second quarter revenues, compared to $705,000 in the preceding quarter and $204,000 a year ago. Gains on sale of investment securities did not contribute to either the second quarter of 2012 or 2011, but added $342,000 in the first quarter this year. Electronic banking income continues to grow, increasing 13% in the second quarter and 23% year-over year to $1.0 million.

For the first six months of 2012, noninterest income was down 64% to $2.3 million from $6.4 million in the first half of 2011. For the first six months of 2012, gains on disposition of covered assets contributed $1.2 million compared to $3.0 million in the year ago period. The change in the FDIC indemnification asset reduced first half revenues by $6.1 million compared to $3.0 million in the first half of 2011. Gains on sale of loans contributed $1.5 million to first half revenues compared to $542,000 to the first half of last year. For the first half of 2012, electronic banking income increased 26% to $1.9 million from $1.5 million in the year ago period.

Washington Banking’s net interest margin decreased 14 basis points from the preceding quarter to 5.67% from 5.81% and expanded 28 basis points from 5.39% in the year ago quarter. Year-to-date, net interest margin improved 33 basis points to 5.74% from 5.41% in the first half of 2011. “Our net interest margin has benefited greatly from the contributions from the acquired loan portfolios over the past two years, however, we expect our net interest margin to compress over the next few years as covered loans pay down and new loans are booked at current market rates,” Shields noted.

Second quarter operating expenses increased to $15.1 million, reflecting the $1.1 million non-cash charge for the FDIC clawback liability and higher costs for managing both covered and non-covered foreclosed real estate. Total operating expenses increased 11% to $15.1 million compared to $13.7 million in both the first quarter of 2012 and the second quarter of 2011. For the first six months of 2012, operating expenses increased 4% to $28.8 million from $27.7 million.

In a separate release today, Washington Banking announced it will pay a quarterly cash dividend of $0.09 per common share. “In keeping with our new two-tiered approach in determining our dividend payouts each quarter, we are paying $0.06 per share in a basic dividend and $0.03 per share in the variable dividend, which results in the total dividend at 50% of earnings,” Wagner noted. “Our board will continue to evaluate dividends each quarter based on capital requirements, market opportunities and other operating considerations.”

Conference Call Information

Management will host a conference call on Friday, July 27, at 10:00 a.m. Pacific time (1:00 p.m. ET) to discuss the results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing 480-629-9645 at 10:00 a.m. Pacific Time for conference ID #4549453. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 30 full-service branches located in six counties in Northwestern Washington. In 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies. Washington Banking was the only

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

company in the Pacific Northwest that ranked in the top 100 best performing community banks between $500 million and $5 billion in assets by SNL Financial in 2010, and joined the Keefe, Bruyette &Woods 2010 Bank Honor Roll, based on its superior 10-year track record.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, dividends and dividend payout ratios, covered loan trends, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, opening of new branches and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the ability to open new locations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	June 30,	March 31,	Month	June 30,	Year
	2012	2012	Change	2011	Change
Interest Income
Non-Covered Loans	$ 11,613	$ 11,753	-1%	$ 12,577	-8%
Covered Loans	9,382	9,868	-5%	8,487	11%
Taxable Investment Securities	1,387	1,356	2%	808	72%
Tax Exempt Securities	276	255	8%	219	26%
Other	68	51	33%	66	3%
Total Interest Income	22,726	23,283	-2%	22,157	3%

Interest Expense
Deposits	1,704	1,845	-8%	2,548	-33%
Junior Subordinated Debentures	133	136	-2%	121	10%
Total Interest Expense	1,837	1,981	-7%	2,669	-31%

Net Interest Income	20,889	21,302	-2%	19,488	7%
Provision for Loan Losses, Non-Covered Loans	2,350	2,000	18%	3,000	-22%
Provision (Recovery) for Loan Losses, Covered Loans	398	-	NA	(318)	-225%
Net Interest Income after Provision for Loan Losses	18,141	19,302	-6%	16,806	8%

Noninterest Income
Service Charges and Fees	921	893	3%	965	-5%
Electronic Banking Income	1,012	896	13%	824	23%
Investment Products	367	362	1%	383	-4%
Gain on Sale of Investment Securities, Net	-	342	-100%	-	NA
Bank Owned Life Insurance Income	55	60	-8%	81	-32%
Income from the Sale of Loans	776	705	10%	204	280%
SBA Premium Income	105	87	21%	151	-30%
Change in FDIC Indemnification Asset	(3,145)	(2,991)	5%	(1,728)	82%
Gain on Disposition of Covered Assets	556	629	-12%	767	-28%
Other Income	341	314	9%	975	-65%
Total Noninterest Income	988	1,297	-24%	2,622	-62%

Noninterest Expense
Compensation and Employee Benefits	7,242	7,334	-1%	6,909	5%
Occupancy and Equipment	1,659	1,729	-4%	1,571	6%
Office Supplies and Printing	425	413	3%	470	-10%
Data Processing	536	528	2%	502	7%
Consulting and Professional Fees	273	243	12%	201	36%
Intangible Amortization	128	126	2%	158	-19%
Merger Related Expenses	-	-	NA	135	-100%
FDIC Premiums	317	336	-6%	561	-43%
FDIC Clawback Liability	1,098	40	2645%	-	NA
Non-Covered OREO & Repossession Expenses	739	374	98%	341	117%
Covered OREO & Repossession Expenses	578	574	1%	349	66%
Other	2,114	1,958	8%	2,474	-15%
Total Noninterest Expense	15,109	13,655	11%	13,671	11%

Income Before Provision for Income Tax	4,020	6,944	-42%	5,757	-30%
Provision for Income Tax	1,173	2,171	-46%	1,745	-33%
Net Income Available to Common Shareholders	2,847	4,773	-40%	4,012	-29%
Earnings per Common Share
Net Income per Share, Basic	$ 0.18	$ 0.31	-42%	$ 0.26	-31%

Net Income per Share, Diluted	$ 0.18	$ 0.31	-42%	$ 0.26	-31%

Average Number of Common Shares Outstanding	15,411,000	15,409,000		15,334,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,446,000	15,441,000		15,404,000

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	For the Six Months Ended		One
($ in thousands, except per share data)	June 30,		Year
	2012	2011	Change
Interest Income
Non-Covered Loans	$ 23,366	$ 25,206	-7%
Covered Loans	19,250	16,808	15%
Taxable Investment Securities	2,743	1,601	71%
Tax Exempt Securities	531	429	24%
Other	119	111	7%
Total Interest Income	46,009	44,155	4%

Interest Expense
Deposits	3,549	5,139	-31%
Junior Subordinated Debentures	269	241	12%
Total Interest Expense	3,818	5,380	-29%

Net Interest Income	42,191	38,775	9%
Provision for Loan Losses, Non-Covered Loans	4,350	6,000	-28%
Provision (Recovery) for Loan Losses, Covered Loans	398	(318)	-225%
Net Interest Income after Provision for Loan Losses	37,443	33,093	13%

Noninterest Income
Service Charges and Fees	1,814	1,928	-6%
Electronic Banking Income	1,908	1,517	26%
Investment Products	729	605	20%
Gain on Sale of Investment Securities, Net	342	-	NA
Bank Owned Life Insurance Income	115	161	-29%
Income from the Sale of Loans	1,481	542	173%
SBA Premium Income	192	272	-29%
Change in FDIC Indemnification Asset	(6,136)	(3,044)	102%
Gain on Disposition of Covered Assets	1,185	2,985	-60%
Other Income	655	1,388	-53%
Total Noninterest Income	2,285	6,354	-64%

Noninterest Expense
Compensation and Employee Benefits	14,576	13,728	6%
Occupancy and Equipment	3,388	3,238	5%
Office Supplies and Printing	838	902	-7%
Data Processing	1,064	972	9%
Consulting and Professional Fees	516	645	-20%
Intangible Amortization	254	315	-19%
Merger Related Expenses	-	254	-100%
FDIC Premiums	653	1,150	-43%
FDIC Clawback Liability	1,138	-	NA
Non-Covered OREO & Repossession Expenses	1,113	641	74%
Covered OREO & Repossession Expenses	1,152	1,119	3%
Other	4,072	4,763	-15%
Total Noninterest Expense	28,764	27,727	4%

Income Before Provision for Income Tax	10,964	11,720	-6%
Provision for Income Tax	3,344	3,632	-8%
Net Income	7,620	8,088	-6%
Preferred Dividends	-	1,084	-100%
Net Income Available to Common Shareholders	$ 7,620	$ 7,004	9%
Earnings per Common Share
Net Income per Share, Basic	$ 0.49	$ 0.46	7%

Net Income per Share, Diluted	$ 0.49	$ 0.45	9%

Average Number of Common Shares Outstanding	15,414,000	15,332,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,449,000	15,435,000

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	June 30,	March 31,	Month	June 30,	Year
	2012	2012	Change	2011	Change
Assets
Cash and Due from Banks	$ 22,871	$ 22,010	4%	$ 22,739	1%
Interest-Bearing Deposits with Banks	95,111	109,154	-13%	140,505	-32%
Total Cash and Cash Equivalents	117,982	131,164	-10%	163,244	-28%

Investment Securities Available for Sale	322,677	320,694	1%	185,150	74%

FHLB Stock	7,576	7,576	0%	7,576	0%

Loans Held for Sale	12,521	10,011	25%	2,991	319%

Loans Receivable	814,826	818,650	0%	830,038	-2%
Less: Allowance for Loan Losses	(17,565)	(17,993)	-2%	(19,407)	-9%
Non-Covered Loans, Net	797,261	800,657	0%	810,631	-2%

Covered Loans, Net Allowance for Loan Losses	241,717	255,020	-5%	298,478	-19%
Premises and Equipment, Net	37,106	37,426	-1%	37,403	-1%
Bank Owned Life Insurance	17,628	17,573	0%	17,362	2%
Goodwill and Other Intangible Assets, Net	6,285	6,413	-2%	6,846	-8%
Other Real Estate Owned	4,414	1,830	141%	2,671	65%
Covered Other Real Estate Owned	23,000	25,973	-11%	32,690	-30%
FDIC Indemnification Asset	54,867	60,898	-10%	89,906	-39%
Other Assets	20,846	21,319	-2%	22,621	-8%
Total Assets	$ 1,663,880	$ 1,696,554	-2%	$ 1,677,569	-1%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$ 235,486	$ 242,568	-3%	$ 198,465	19%
NOW Accounts	311,856	293,819	6%	224,567	39%
Money Market	297,345	323,645	-8%	354,111	-16%
Savings	102,803	103,462	-1%	95,483	8%
Time Deposits	502,420	522,531	-4%	610,286	-18%
Total Deposits	1,449,910	1,486,025	-2%	1,482,912	-2%

Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	12,443	11,040	13%	7,312	70%
Total Liabilities	1,488,127	1,522,839	-2%	1,515,998	-2%
Shareholders' Equity:
Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,446,221 at 6/30/12,
15,419,472 at 3/31/12 and 15,343,760 at 6/30/11	85,101	84,853	0%	83,982	1%
Retained Earnings	86,718	86,031	1%	76,780	13%
Accumulated Other Comprehensive Income	3,934	2,831	39%	809	386%
Total Shareholders' Equity	175,753	173,715	1%	161,571	9%
Total Liabilities and Shareholders' Equity	$ 1,663,880	$ 1,696,554	-2%	$ 1,677,569	-1%

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Six Month Ended
($ in thousands, except per share data)	June 30,	March 31,	December 31,	June 30,	June 30,
	2012	2012	2011	2011	2012	2011

Averages
Total Assets	$ 1,671,825	$ 1,665,597	$ 1,670,572	$ 1,680,799	$ 1,668,711	$1,684,046
Non-Covered Loans and Loans Held for Sale	825,779	826,528	830,519	833,562	826,153	834,593
Covered Loans	248,079	262,580	274,463	319,839	255,329	336,606
Interest Earning Assets	1,501,373	1,493,322	1,488,674	1,468,594	1,497,348	1,465,539
Deposits	1,460,266	1,459,296	1,472,059	1,490,227	1,459,781	1,493,299
Common Shareholders' Equity	174,565	171,975	166,933	158,604	173,270	158,868

Financial Ratios
Return on Average Assets, Annualized	0.68%	1.15%	1.01%	0.96%	0.92%	0.97%
Return on Average Common Equity, Annualized(1)	6.56%	11.16%	10.07%	10.15%	8.84%	8.89%
Efficiency Ratio (2)	68.20%	59.72%	63.35%	61.13%	63.89%	60.76%
Yield on Earning Assets (2)	6.16%	6.34%	6.21%	6.12%	6.25%	6.15%
Cost of Interest Bearing Liabilities	0.60%	0.63%	0.67%	0.81%	0.61%	0.82%
Net Interest Spread	5.56%	5.71%	5.54%	5.31%	5.64%	5.33%
Net Interest Margin (2)	5.67%	5.81%	5.63%	5.39%	5.74%	5.41%

Tangible Book Value Per Share (3)	$ 10.97	$ 10.85	$ 10.67	$ 10.08	$ 10.97	$ 10.08
Tangible Common Equity (3)	10.22%	9.90%	9.87%	9.26%	10.22%	9.26%

	June 30,	March 31,	December 31,	June 30,	Regulatory Requirements
	2012	2012	2011	2011	Adequately- capitalized	Well- capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated (4)	19.90%	19.94%	19.73%	19.50%	8.00%	NA
Tier 1 Risk-Based Capital Ratio - Consolidated (4)	18.64%	18.69%	18.47%	18.24%	4.00%	NA
Tier 1 Leverage Ratio - Consolidated (4)	11.46%	11.49%	11.16%	10.67%	4.00%	NA
Total Risk-Based Capital Ratio - Whidbey Island Bank (4)	19.16%	19.32%	19.09%	18.90%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank (4)	17.91%	18.07%	17.84%	17.65%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank (4)	11.04%	11.10%	10.77%	10.31%	4.00%	5.00%

(1) Return on average common equity is adjusted for preferred stock dividends.

(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenue and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

(3) Please see the reconciliations of shareholders' equity to tangible common equity and total assets to tangible assets, and the related measures that appear elsewhere in this release.

(4) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

NON-COVERED ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
($ in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011
Allowance for Non-Covered Loan Losses Activity:
Balance at Beginning of Period	$ 17,993	$ 18,032	$ 19,238	$ 18,032	$ 18,812
Indirect Loans:
Charge-offs	(135)	(291)	(277)	(426)	(625)
Recoveries	109	135	246	244	382
Indirect Net Charge-offs	(26)	(156)	(31)	(182)	(243)

Other Loans:
Charge-offs	(2,820)	(1,942)	(2,992)	(4,762)	(5,543)
Recoveries	68	59	192	127	381
Other Net Charge-offs	(2,752)	(1,883)	(2,800)	(4,635)	(5,162)

Total Net Charge-offs	(2,778)	(2,039)	(2,831)	(4,817)	(5,405)
Provision for Loan Losses, Non-Covered Loans	2,350	2,000	3,000	4,350	6,000
Balance at End of Period	$ 17,565	$ 17,993	$ 19,407	$ 17,565	$ 19,407

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	0.13%	0.77%	0.14%	0.45%	0.54%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	1.50%	1.04%	1.51%	1.27%	1.41%
Net Charge-offs to Average Total Loans (1)	1.37%	1.01%	1.37%	1.19%	1.31%

	June 30,	March 31,	June 30,
	2012	2012	2011
Nonperforming Non-Covered Assets
Nonperforming Non-Covered Loans (2)	$ 17,165	$ 22,340	$ 27,952
Non-Covered Other Real Estate Owned	4,414	1,830	2,671
Total Nonperforming Non-Covered Assets	$ 21,579	$ 24,170	$ 30,623
Nonperforming Non-Covered Loans to Total Non-Covered Loans (1)	2.11%	2.73%	3.37%
Nonperforming Non-Covered Assets to Total Assets	1.30%	1.42%	1.83%
Allowance for Loan Losses to Nonperforming Non-Covered Loans	102.33%	80.54%	69.43%
Allowance for Loan Losses to Non-Covered Loans	2.16%	2.20%	2.34%

Non-Covered Loan Composition
Commercial	$ 158,087	$ 156,594	$ 153,775
Real Estate Mortgages
One-to-Four Family Residential	37,700	38,987	44,255
Commercial	382,502	378,355	358,748
Real Estate Construction
One-to-Four Family Residential	49,678	56,963	66,201
Commercial	29,904	31,236	35,832
Consumer
Indirect	78,699	78,809	85,900
Direct	76,390	75,838	83,210
Deferred Costs	1,866	1,868	2,117
Total Non-Covered Loans	$ 814,826	$ 818,650	$ 830,038

Time Deposit Composition
Time Deposits $100,000 and more	$ 211,726	$ 217,422	$ 253,606
All Other Time Deposits	277,468	291,886	348,528
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	13,226	13,223	8,152
Total Time Deposits	$ 502,420	$ 522,531	$ 610,286

(1) Excludes Loans Held for Sale.

(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP) this press release presents certain non-GAAP financial measures. Management believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP measures in conjunction with the GAAP results as reported.

Operating earnings are not a measure of performance calculated in accordance with GAAP. However, management believes that operating earnings are an important indication of our ability to generate earnings through the Company's fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, management believes that operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income. Cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which the Company calculates operating earnings may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's GAAP earnings to operating earnings (non-GAAP) for the periods presented:

	Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011

GAAP Earnings Available to Common Shareholders	$ 2,847	$ 4,773	$ 4,012	$ 7,620	$ 7,004
Provision for Income Taxes	1,173	2,171	1,745	3,344	3,632
GAAP Earnings Available to Common Shareholders before Provision for Income Taxes	4,020	6,944	5,757	10,964	10,636
Adjustments to GAAP Earnings Available to Common Shareholders
Acquisition-Related Costs	-	-	135	-	254
Accelerated Accretion of Remaining Preferred Stock Discount	-	-	-	-	1,046
Operating Earnings Before Taxes	4,020	6,944	5,892	10,964	11,936
Provision for Income Taxes	1,173	2,171	1,792	3,344	3,721
Net Operating Earnings	$ 2,847	$ 4,773	$ 4,100	$ 7,620	$ 8,215

Diluted GAAP Earnings per Common Share	$ 0.18	$ 0.31	$ 0.26	$ 0.49	$ 0.45
Diluted Operating Earnings per Common Share	$ 0.18	$ 0.31	$ 0.27	$ 0.49	$ 0.53

Non-GAAP Financial Measures

Fully tax-equivalent net interest income and fully tax-equivalent net interest margin are non-GAAP performance measurements that management believes provides investors with a more accurate picture of the Company's operational performance and is consistent with industry practice. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

The following table provides the reconciliation of the Company's net interest income and net interest margin (GAAP) to a fully tax-equivalent net interest income and fully tax-equivalent net interest margin (non-GAAP) for the periods presented:

	Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2012	2012	2011	2012	2011

Net Interest Income	$ 20,889	$ 21,302	$ 19,488	$ 42,191	$ 38,775
Tax-Equivalent Adjustment	277	265	255	542	506
Tax-Equivalent Net Interest Income	21,166	21,567	19,743	42,733	39,281

Average Interest Earning Assets	1,501,373	1,493,322	1,468,594	1,497,348	1,465,539

Net Interest Margin	5.60%	5.74%	5.32%	5.67%	5.34%
Tax-Equivalent Net Interest Margin	5.67%	5.81%	5.39%	5.74%	5.41%

Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in their analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

WBCO Reports 2Q12 EPS of $0.18

July 26, 2012

Neither tangible common equity, tangible assets and tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods presented:

	June 30,	March 31,	June 30,
($ in thousands, except per share data)	2012	2012	2011

Total Shareholders' Equity	$ 175,753	$ 173,715	$ 161,571
Adjustments to Shareholders' Equity
Goodwill and Other Intangible Assets, Net (1)	(6,285)	(6,413)	(6,846)
Tangible Common Equity	169,468	167,302	154,725

Total Assets	$ 1,663,880	$ 1,696,554	$ 1,677,569
Adjustments to Total Assets
Goodwill and Other Intangible Assets, Net (1)	(6,285)	(6,413)	(6,846)
Tangible Assets	1,657,595	1,690,141	1,670,723

Common Shares Outstanding at Period End	15,446,221	15,419,472	15,343,760

Tangible Common Equity	10.22%	9.90%	9.26%
Tangible Book Value per Common Share	$ 10.97	$ 10.85	$ 10.08

(1) Goodwill and Other Intangible Assets, Net excludes mortgage servicing rights

-0-

Note: Transmitted on Business Wire on July 26, 2012, at 1:00 p.m. PT.